Exhibit 5.38

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to each of the guarantors listed on Schedule A hereto (the “California and Illinois Guarantors” and each a “California and Illinois Guarantor”) in connection with the proposed registration by Burlington Coat Factory Warehouse Corporation (the “Issuer”) of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors named therein (the “Guarantors”, and together with the Issuer, the “Registrants”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, bylaws and operating agreements of the California and Illinois Guarantors, (ii) resolutions of the California and Illinois Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC. (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that each of the California and Illinois Guarantors has, by all necessary corporate or limited liability company action, duly authorized the execution, delivery and performance of their obligations under the Guarantees.

We hereby consent to the filing of this opinion as Exhibit 5.38 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Illinois and the State of California and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuer and the Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Schedule A

Guarantors	Jurisdiction of Organization
Burlington Coat Factory Realty of Dublin, Inc.	California
Burlington Coat Factory Realty of Florin, Inc.	California
Burlington Coat Factory Realty of Ventura, Inc.	California
Baby Depot of California, LLC	California
Burlington Coat Factory of California, LLC	California
Burlington Coat Factory of San Bernardino, LLC	California
MJM Designer Shoes of California, LLC	California
Burlington Coat Factory Warehouse of East St. Louis, Inc.	Illinois
Burlington Coat Realty of Gurnee, Inc.	Illinois
Burlington Coat Factory Realty of Bloomingdale, Inc.	Illinois
Burlington Coat Factory Realty of River Oaks, Inc.	Illinois
Burlington Coat Factory of Illinois, LLC	Illinois

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